Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Gold Resource Corporation for the registration of up to 4,100,000 shares of its common stock to be sold by the selling stockholder, and to the incorporation by reference therein of our report dated March 18, 2013, with respect to the 2011 and 2012 financial statements of Gold Resource Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ StarkSchenkein, LLP
Denver, Colorado
May 22, 2014